Exhibit 99

Contacts:	Thomas F. Kirk	(512) 777-3800
	George E. McHenry	(512) 777-3800
	Thomas C. Hofmeister	(512) 777-3800

News Release

Hanger Orthopedic Group Reports Earnings of $0.45 Per Diluted Share for the Third Quarter 2011

•                  Adjusted EPS Growth of 24.3%

•                  13.8% Increase in Net Sales

•                  4.0% Growth in Patient Care Same Center Sales

•                  Establishes Revised EPS Guidance of $1.59 to $1.62 for 2011

Austin, Texas,  October 26, 2011— — Hanger Orthopedic Group, Inc. (NYSE:HGR) announced net sales of $235.3 million for the quarter ended September 30, 2011, an increase of $28.6 million, or 13.8%, from $206.7 million for the third quarter of 2010.   Adjusted diluted earnings per share, which excludes the costs to relocate the Company’s corporate headquarters and the costs related to acquisitions, increased 24.3% to $0.46 for the third quarter from $0.37 for the third quarter of 2010. Diluted earnings per share were $0.45 for the third quarter of 2011 compared to $0.21 in the same period in 2010.

The $28.6 million increase in sales for the third quarter of 2011 was the result of a $15.7 million increase from the Therapeutic Solutions segment, principally from the acquisition of Accelerated Care Plus (“ACP”); a $7.2 million or 4.0% increase in same-center sales in the Patient Care Services segment; a $4.7 million increase due to acquisitions in the Patient Care Services segment; and a $1.0 million or 3.9% increase in sales in the Company’s Distribution segment.  Income from operations for the quarter ended September 30, 2011 was $31.2 million compared to $18.3 million in the prior year.  Excluding the headquarters relocation and acquisition costs, adjusted income from operations increased 18.0% for the three months ended September 30, 2011. Adjusted income from operations as a percentage of revenue increased 50 basis points to 13.5% for the third quarter of 2011, which was primarily attributable to the acquisition of ACP.

Net sales for the nine months ended September 30, 2011 increased by $79.6 million, or 13.5%, to $670.5 million from $590.9 million in the same period of 2010.  The sales increase was driven by a $47.4 million increase in the Therapeutic Solutions Segment, resulting primarily from the acquisition of ACP; a $14.7 million or 2.9% increase in same-center sales in the Patient Care Services segment; a $13.5 million increase due to acquisitions in the Patient Care Services segment; and a $4.0 million or a 5.6% increase in sales in the Company’s Distribution segment.  As a percentage of sales, adjusted income from operations increased by 60 basis points due to improved leverage in our core business and the acquisition of ACP.  Diluted earnings per share were $1.08 for the nine months ended September 30, 2011, a 71.4% increase compared to $0.63 in the same period in 2010. Excluding the headquarters relocation costs and acquisition cost, adjusted diluted earnings per share increased $0.20 or 22.2%, to $1.10 for the nine months ended September 30, 2011 from $0.90 in the 2010 period.

The Company generated $35.2 million in cash flows from operations during the first nine months of 2011 compared to $37.4 million for the same period of the prior year.  As of September 30, 2011, the Company had $128.0 million in total liquidity, which included $31.4 million of cash and $96.6 million, net of $3.4 million in letters of credit, available under its revolving credit facility.  The Company’s leverage ratio, as defined in its credit facilities, improved to 3.12 at the end of the third quarter of 2011.

“We continue to deliver double digit growth in adjusted earnings though sales growth and cost containment.  Our sales growth is primarily attributable to the acquisition of ACP and continued same center growth in our Patient Care Services segment,” commented Thomas F. Kirk, Chief Executive Officer of Hanger Orthopedic Group.  Mr. Kirk added, “While we are pleased with our third quarter results, we experienced increased pressure on sales volumes and operating margin this quarter compared to the first half of the year, which we attribute to the cumulative weakness in the national economy, persistent high unemployment, uncertainty in the minds of our customers on the impact of health care reforms and state governments looking for ways to cover budget shortfalls.  We remain optimistic about our ability to continue to produce profitable growth; however given the current environment we are lowering our fourth quarter EPS growth expectations to a range of 7% to 13%.  With this revision, we now expect 17% to 19% growth in full year adjusted earnings per diluted share.”

The Company expects fourth quarter 2011 revenues between $243 million and $247 million and adjusted diluted EPS between $0.49 and $0.52 which results in full year revenues between $914 million and $918 million and adjusted diluted EPS of $1.59 to $1.62.  The Company’s goal is to increase operating margins for the full year by 20 to 40 basis points in its core business.  The Company anticipates generating cash flow from operations of $70 million to $75 million in 2011 and investing a total of $30 million to $35 million in new capital additions in 2011 to fund its core businesses, including the development of a comprehensive electronic practice management system during the year.

A conference call to discuss these results is scheduled to begin at 9:00 a.m., EST, on Thursday, October 27, 2011. Those wishing to participate should call 1-877-312-5846. In addition, a replay will be available until Friday, November 4, 2011, by dialing 1-855-859-2056 and referencing Conference ID # 14072339.

About Hanger — Hanger Orthopedic Group, Inc., headquartered in Austin, Texas, is the world’s premier provider of services and products that enhance human physical capability. Hanger provides orthotic and prosthetic patient care services, distributes O&P devices and components and provides therapeutic solutions to the broader post-acute market.  Hanger is the largest owner and operator of orthotic and prosthetic patient care centers, with in excess of 680 O&P patient care centers located in 45 states and the District of Columbia.  Hanger, through its subsidiary Southern Prosthetic Supply, is also the largest distributor of branded and private label O&P devices and components in the United States.  Hanger provides therapeutic solutions through its subsidiaries Innovative Neurotronics and Accelerated Care Plus.  Innovative Neurotronics introduces emerging neuromuscular technologies developed through independent research in a collaborative effort with industry suppliers worldwide.  Accelerated Care Plus is a developer of specialized rehabilitation technologies and the nation’s leading provider of evidence-based clinical programs for post-acute rehabilitation, serving more than 4,000 long-term care facilities and other sub-acute rehabilitation providers throughout the U.S.  For more information on Hanger, visit www.hanger.com.

This document contains forward-looking statements relating to the Company’s results of operations.  The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  Statements relating to future results of operations in this document reflect the current views of management.  However, various risks, uncertainties and contingencies could cause actual results or performance to differ materially from those expressed in, or implied by, these statements, including the Company’s ability to enter into and derive benefits from managed care contracts, the demand for the Company’s orthotic and prosthetic services and products and the other factors identified in the Company’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934.  The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

Hanger Orthopedic Group, Inc

(in thousands, except for share and per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Income Statement:
Net sales	$235,261	$206,749	$670,451	$590,874
Cost of goods sold - materials	69,362	63,373	195,984	179,776
Personnel costs	82,127	70,108	242,030	209,429
Other operating expenses	44,394	42,507	126,387	118,531
Relocation expenses	272	7,975	689	14,220
Depreciation and amortization	7,864	4,471	22,852	13,242
Income from operations	31,242	18,315	82,509	55,676
Interest expense	7,796	7,636	23,966	22,684
Income before taxes	23,446	10,679	58,543	32,992
Provision for income taxes	8,034	3,755	21,487	12,303
Net income	$15,412	$6,924	$37,056	$20,689

Basic Per Common Share Data:
Net income	$0.46	$0.21	$1.11	$0.64
Shares used to compute basic per share amounts	33,571,967	32,377,237	33,477,951	32,097,084

Diluted Per Common Share Data:
Net income	$0.45	$0.21	$1.08	$0.63
Shares used to compute diluted per share amounts	34,347,215	32,866,487	34,215,105	32,784,479

Reconciliation of GAAP financial measures to Non-GAAP financial measures

Income from Operations	$31,242	$18,315	$82,509	$55,676
Relocation expenses	272	7,975	689	14,220
Acquisition expenses	161	564	369	564
Adjusted Income from Operations	$31,675	$26,854	$83,567	$70,460

Net income	$15,412	$6,924	$37,056	$20,689
Relocation expenses, net of taxes	169	4,825	427	8,603
Acquisition expenses, net of taxes	100	341	229	341
Adjusted net income	$15,681	$12,090	$37,712	$29,633

Adjusted net income per diluted share	$0.46	$0.37	$1.10	$0.90

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Income Statement as a % of Net Sales:
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold - materials	29.5%	30.7%	29.2%	30.4%
Personnel costs	34.9%	33.9%	36.1%	35.4%
Other operating expenses	18.9%	20.6%	18.9%	20.1%
Relocation expenses	0.1%	3.9%	0.1%	2.4%
Depreciation and amortization	3.3%	2.2%	3.4%	2.2%
Income from operations	13.3%	8.7%	12.3%	9.5%
Interest expense	3.3%	3.7%	3.6%	3.8%
Income before taxes	10.0%	5.0%	8.7%	5.7%
Provision for income taxes	3.4%	1.7%	3.2%	2.2%
Net income	6.6%	3.3%	5.5%	3.5%

Adjusted income from operations	13.5%	13.0%	12.5%	11.9%
Adjusted net income	6.7%	5.8%	5.6%	5.0%

Hanger Orthopedic Group, Inc

( in thousands, except for statistical data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Cash Flow Data:
Cash flow provided by operations	$24,512	$32,218	$35,150	$37,386
Capital expenditures	$6,485	$7,051	$21,754	$19,743
Increase/(decrease) in cash and cash equivalents	$11,911	$23,476	$(4,871)	$11,051

	September 30, 2011	December 31, 2010
Balance Sheet Data:
Cash and cash equivalents	$31,437	$36,308
Days Sales Outstanding (DSO’s)	51	52
Working Capital	$216,922	$185,799
Total Debt	$507,691	$508,684
Shareholders’ Equity	$409,047	$364,427

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenue mix:
Patient-care services	81.9%	87.5%	81.5%	87.7%
Distribution	11.2%	12.3%	11.3%	12.1%
Therapeutic solutions	6.9%	0.2%	7.2%	0.2%

Payor mix:
Commercial and other	59.9%	58.7%	59.6%	59.1%
Medicare	28.1%	29.3%	28.3%	28.9%
Medicaid	6.5%	6.3%	6.7%	6.5%
VA	5.5%	5.7%	5.4%	5.5%

Management relies on the non-GAAP items as the primary measures to review and assess operating performance and management teams. The Company believes it is useful to investors to provide disclosures of its operating results on the same basis as that used by management.  Management and investors also review the non-GAAP items to evaluate the Company’s overall performance and to compare its current operating results with corresponding periods and with other companies in the health care industry. You should not consider the non-GAAP items in isolation or as a substitute for net income, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because the non-GAAP items are not measures of financial performance under accounting principles generally accepted in the United States and are susceptible to varying calculations, they may not be comparable to similarly titled measures of other companies.  Adjusted net income, Adjusted income from operations, and Adjusted net income per diluted share are the non-GAAP financial measures.